ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal First Quarter of 2018
- - -

BROKEN ARROW, Oklahoma, February 13, 2018 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three month period ended December 31, 2017.

“Revenues for the first fiscal quarter of 2018 were relatively flat compared with the same period in the prior year as declines in the Cable TV segment offset improved Telco segment sales,” commented David Humphrey, President and CEO of ADDvantage Technologies. “On the Telco side, we are pleased with Triton’s performance, which generated improved revenues and gross margins year-over-year. We are also starting to see improved results from Nave Communications in recent weeks, driven by the improved sales strategy and sales organization restructuring implemented in late fiscal 2017. Looking ahead, we expect the sales and operational improvements we are making at Nave will generate higher sales and improved bottom-line results as its growth strategy continues to take effect. Although there is still more work to be done, we have confidence in Nave’s business model.

“Sales and gross profit from the Cable TV segment were down in the first fiscal quarter of 2018, resulting from lower equipment sales as well as the loss of one significant customer in our repair business. In addition, our gross profit eroded this quarter due to a high volume of equipment sales at lower than usual margins to a single customer.  Therefore, we have consolidated some of our repair facilities and are making further operational enhancements that we believe will support the efficient running of the business over the longer term.”

Mr. Humphrey concluded, “While the Cable TV segment continues to face market challenges, we are encouraged by the strengthening results from our Telco segment and believe we will be able to deliver on our overall growth strategy.”

Results for the three months ended December 31, 2017

Consolidated sales increased 2% to $12.3 million for the three months ended December 31, 2017 compared with $12.1 million for the three months ended December 31, 2016.  The increase in sales was in the Telco segment of $1.0 million, partially offset by a decrease in the Cable TV segment of $0.8 million.

Consolidated operating, selling, general and administrative expenses remained flat at $3.6 million for the three months ended December 31, 2017, compared with the same period in the prior year. This was due to higher Telco segment expenses of $0.1 million and was offset by lower expenses in the Cable TV segment.

The provision for income taxes was $0.3 million for the three months ended December 31, 2017 compared to a provision for income taxes of $0.1 million for the same period of 2016.  The increase in the tax provision was due primarily to the Tax Cuts and Jobs Act enacted on December 22, 2017.  One of the provisions of this legislation was to reduce the corporate income tax rates effective beginning January 1, 2018.  As a result of the reduced corporate income tax rate, the Company remeasured its deferred tax balances at the reduced corporate income tax rate, which resulted in income tax expense of $0.4 million.  The Company estimates that its effective income tax rate for the remaining quarters of fiscal year 2018 will be approximately 27% as a result of the legislation.

Net loss for the three months ended December 31, 2017, was $0.7 million, or $0.07 per diluted share, compared with net income of $0.2 million, or $0.02 per diluted share, for the same period of 2016.

Consolidated EBITDA for the three months ended December 31, 2017 was $0.1 million compared with $0.8 million for the same period ended December 31, 2016.

Cash and cash equivalents were $0.4 million as of December 31, 2017, compared with $4.0 million as of September 30, 2017.  The decrease in cash was due primarily to the extinguishment of one of the Company’s term loans in December 2017 by paying the outstanding balance of $2.7 million and the first annual guaranteed payment of $0.7 million related to the acquisition of Triton Miami, Inc.  As of December 31, 2017, the Company had inventory of $22.4 million compared with $22.3 million as of September 30, 2017.

Earnings Conference Call

The Company will host a conference call today, Tuesday, February 13th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, Scott Francis, Chief Financial Officer, and Don Kinison, Vice President of Sales.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-888-389-5986 (domestic) or 1-323-701-0225 (international). All dial-in participants must use the following code to access the call: 7829203. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 27, 2018 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 7829203.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented excludes other income, interest income and income from equity method investment.  Management believes providing Adjusted EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2017	2016
Sales	$12,284,765	$12,095,826
Cost of sales	8,903,610	8,072,197
Gross profit	3,381,155	4,023,629
Operating, selling, general and administrative expenses	3,646,823	3,596,824
Income (loss) from operations	(265,668)	426,805
Interest expense	96,094	96,644
Income (loss) before provision for income taxes	(361,762)	330,161
Provision for income taxes	345,000	113,000

Net income (loss)	$(706,762)	$217,161

Earnings (loss) per share:
Basic	$(0.07)	$0.02
Diluted	$(0.07)	$0.02
Shares used in per share calculation:
Basic	10,225,995	10,134,235
Diluted	10,225,995	10,134,559

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016
	Cable TV	Telco	Total	Cable TV	Telco	Total
Income (loss) from operations	$(188,500)	$(77,168)	$(265,668)	$908,982	$(482,177)	$426,805
Depreciation	66,948	31,195	98,143	73,245	30,542	103,787
Amortization	−	313,311	313,311	−	311,986	311,986
Adjusted EBITDA (a)	$(121,552)	$267,338	$145,786	$982,227	$(139,649)	$842,578

(a)
The Telco segment includes earn-out expenses of $0.1 million for the three months ended December 31, 2017, and includes acquisition-related costs of $0.2 million for the three months ended December 31, 2016 related to the acquisition of Triton Miami, Inc.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	December 31, 2017	September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$414,891	$3,972,723
Accounts receivable, net of allowance for doubtful accounts of $150,000	5,299,536	5,567,005
Income tax receivable	244,510	247,186
Inventories, net of allowance for excess and obsolete
inventory of $3,100,389 and $2,939,289, respectively	22,406,750	22,333,820
Prepaid expenses	233,627	298,152
Total current assets	28,599,314	32,418,886

Property and equipment, at cost	11,373,571	11,416,363
Less: Accumulated depreciation	(5,467,393)	(5,395,791)
Net property and equipment	5,906,178	6,020,572

Investment in and loans to equity method investee	140,045	98,704
Intangibles, net of accumulated amortization	8,234,176	8,547,487
Goodwill	5,970,244	5,970,244
Deferred income taxes	1,308,000	1,653,000
Other assets	135,462	138,712

Total assets	$50,293,419	$54,847,605

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,478,894	$3,392,725
Accrued expenses	1,163,451	1,406,722
Notes payable – current portion	1,519,492	4,189,605
Other current liabilities	643,746	664,325
Total current liabilities	6,805,583	9,653,377

Notes payable, less current portion	1,708,622	2,094,246
Other liabilities	775,465	1,401,799
Total liabilities	9,289,670	13,149,422

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,726,653 shares issued; and 10,225,995 shares outstanding	107,267	107,267
Paid in capital	(4,734,138)	(4,746,466)
Retained earnings	46,630,634	47,337,396
Total shareholders’ equity before treasury stock	42,003,763	42,698,197

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	41,003,749	41,698,183

Total liabilities and shareholders’ equity	$50,293,419	$54,847,605